Exhibit 10.5

April 13, 2022

Dear Matt,

We are pleased to offer you a position with Stronghold Digital Mining, Inc. (the “Company”), as Chief Financial Officer. If you decide to join us, the material economic and other terms and conditions of your offer of employment are further outlined in Exhibit A attached hereto.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice, and likewise the Company will provide you with notice (and/or severance pay in lieu of notice) as described more fully in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company; provided, however, for the avoidance of doubt, the Company acknowledges the permitted outside business activities outlined in Exhibit C. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

As a Company employee, you will be expected to abide by Company rules and standards. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, and (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion.

    To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be mutually agreed upon, but no later than April 15, 2022. This letter, along with the Confidentiality, Intellectual Property, Arbitration, Non-Competition and

Non-Solicitation Agreement between you and the Company, dated April 13, 2022, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s Chief Executive Officer and you. This offer of employment will terminate if it is not accepted, signed, and returned by April 13, 2022.

We look forward to your favorable reply and to working with you at Stronghold Digital Mining, Inc.

Sincerely,

    /s/ Gregory Beard
    Gregory Beard
CEO

Agreed to and accepted:

Signature:    /s/ Matthew J. Smith
Printed Name:    Matthew J. Smith
Date:     April 13, 2022

Enclosures
Exhibits A, B, C – Term Sheet; PSU Vesting Schedule and Settlement Tiers; Permitted Outside Business Activities

Exhibit A – Term Sheet

Stronghold Digital Mining Inc. -- Offer to Matthew J. Smith (“Employee”)

The following sets forth the material economic terms of the offer letter.

Job Title:	•Chief Financial Officer.
Start Date:	•To be mutually agreed upon, but no later than April 18, 2022.
Base Salary:	•$300,000.00 (paid in accordance with the Company’s ordinary course payroll practices in effect from time to time).
Annual Bonus:
•Employee to be eligible to receive an annual bonus in the amount of up to $300,000.00 payable at such time as bonuses are paid to Company employee’s generally (which is expected to be calendar year-end), subject to the achievement of individual and Company performance metrics mutually determined and agreed to by Employee and the Company’s Board of Directors (the “Board”) and Employee’s continued employment through the last day of the applicable calendar year, except as otherwise set forth below (the “Annual Bonus”). Notwithstanding the foregoing, (i) Employee shall be eligible to receive a guaranteed Annual Bonus in respect of the 2022 calendar year of $300,000, prorated based on the number of days between Employee’s Start Date and calendar year end and (ii), upon a Change in Control (as defined in the Company’s equity-based incentive plan as in effect on the grant date of the RSUs), Employee shall receive an Annual Bonus for the year in which the Change in Control occurs equal to the greater of (x) $150,000 and (y) $300,000, prorated based on the number of days between the first day of the calendar year in which the Change in Control occurs and the date of the Change in Control. For the avoidance of doubt, Employee shall not be eligible to earn more than one Annual Bonus with respect to any calendar year.

Equity Compensation:
•Subject to approval by the Board, Employee shall be granted 200,000 restricted stock units (“RSUs”) and a target amount of 250,000 performance stock units (“PSUs”) settleable into the Company’s common stock (subject to adjustment for stock splits or other changes to the Company’s capital structure). RSUs and PSUs will be granted as soon as reasonably practical after Employee’s start date.
•Receipt and retention of the RSUs and PSUs will be conditioned on the Employee’s execution of the Company’s grant agreement attached to this term sheet and remaining bound to the terms and conditions set forth therein.
•The RSUs will vest in substantially equal installments approximately every one month following the grant date over three years; provided that the RSUs will be credited with an additional twelve months of accelerated vesting upon an involuntary termination of Employee without Cause or for Good Reason not in connection with a Change in Control prior to the third anniversary of the grant date, and provided further that 50% of any unvested portion of the RSUs will vest (i) upon an involuntary termination of Employee without Cause or a departure by Employee for Good Reason following a Change in Control (as defined in the Company’s equity-based incentive plan as in effect on the grant date of the RSUs) to the extent the RSUs are continued by the acquiror in connection with the Change in Control, and (ii) immediately prior to a Change in Control in the event the RSUs are not continued by the acquiror in connection with the Change in Control or in the event of the involuntary termination of Employee without Cause or a departure by Employee for Good Reason within 60 days prior to or upon the Change in Control.
•Any PSUs will vest in installments at approximately the end of each calendar quarter over approximately three years beginning July 1, 2022 and ending June 30, 2025, (such three-year period, the “Performance Period”), with the first such tranche eligible to vest on September 30, 2022, in accordance with Exhibit B. The number of shares of the Company’s common stock issued to Employee each quarter to settle the number of PSUs that vest ranges from zero to three times the number of PSUs that vest (each a “Settlement Tier” and collectively, the “Settlement Tiers”). Each Settlement Tier is to be determined based on the 30-day volume-weighted average share price, as adjusted for stock splits and dividends (“VWAP”), at Nasdaq market close on the last trading day of each calendar quarter, in accordance with Exhibit B.
• In addition, the PSUs shall be subject to catch-up vesting at the end of the three-year Performance Period such that any PSUs that did not settle from one to three times the number of PSUs that vest during the four calendar quarters ending September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 will settle into the applicable Settlement Tier at the end of the three-year Performance Period if the VWAP over the period beginning on April 1, 2024 and ending on March 31, 2025 equals or exceeds $10.00; for the avoidance of doubt, if the VWAP over the period beginning on April 1, 2024 and ending on March 31, 2025 equals or exceeds $10.00, for each quarter during which Employee is subject to the catch-up vesting pursuant to this section and the VWAP exceeds $10.00, Employee shall receive an amount of common stock of the Company equal to the number of vested PSUs during the applicable quarter less the number of shares of common stock of the Company actually issued to settle PSUs to Employee during the applicable quarter. Notwithstanding the foregoing, (i) to the extent the PSUs are assumed or continued by the acquiror in connection with a Change in Control (as defined in the Company’s equity-based incentive plan as in effect on the grant date of the RSUs) and Employee’s employment is involuntarily terminated without Cause or by Employee for Good Reason following the Change in Control or (ii) to the extent either the PSUs are not assumed or continued by the acquiror in connection with a Change in Control or Employee’s employment is terminated without Cause or Employee resigns for Good Reason within 60 days prior to or upon a Change in Control, then 50% of any unvested PSUs will immediately vest, and the number of shares of the Company’s common stock issued to settle the PSUs will be based on the target for the then-applicable Settlement Tier taking into account the share price of the Company’s common stock at market close on the date immediately preceding the closing of the transaction that results in a Change in Control of the Company.
•RSUs and PSUs will be settled upon vesting, subject to the terms of the grant agreement.
•In the event of voluntary or involuntary separation, Employee will retain all vested RSUs and PSUs, subject to any accelerated vesting rights and the terms and conditions of the grant agreement and the Company’s equity-based incentive plan in effect on the grant date.
•In the event of a termination of Employee’s employment for Cause, or a violation by Employee of any restrictive covenants to which he is subject, all vested and unvested RSUs and PSUs which have not been settled will immediately be forfeited.

Director Compensation:
•For the avoidance of doubt, Employee will not receive compensation for Employee’s role on the Company’s Board of Directors on a go-forward basis following Employee’s start date; however, stock options granted to Employee for his prior role as a member of the Board will be subject to adjustments to reduce the exercise price and/or vesting schedule, consistent with adjustment(s) made, if any, to stock options previously granted to other directors and/or other employees on or before June 30, 2022. In the event that Employee’s position as Chief Financial Officer terminates at any time and for any reason, Employee will automatically offer to resign from the Board concurrently with any termination of such employment.

Other Benefits:
•Employee is eligible to participate in the benefits plans maintained by the Company from time to time, subject to the requirements of the applicable plans, which may include health, dental, life & disability insurance, 401(k), discounted stock purchase plans and other plans as may be made available to senior officers of the company. Notwithstanding the forgoing, nothing herein shall be deemed to require the Company to adopt or maintain any particular benefit plans or programs, and the Company may change the terms and conditions of its benefits programs at any time.
•In the event of a termination of Employee’s employment without Cause or for Good Reason within eighteen (18) months following Employee’s start date, (i) Employee shall receive a severance payment, paid within sixty (60) days following termination of employment, subject to Employee’s execution and non-revocation of a general release of claims within such sixty (60) day period, equal to the sum of (A) twelve months of Employee’s base salary; (B) a pro-rated portion of Employee’s Annual Bonus for the year of termination, plus any Annual Bonus earned but not yet paid for the year prior to termination; and (C) a lump sum equal to the cost of COBRA insurance premiums for family health coverage for twelve months and (ii) Employee shall be credited with the additional vesting credit of the RSUs as set forth above.
•In the event of a termination of Employee’s employment without Cause or for Good Reason within 60 days prior to or upon or following a Change in Control that occurs within eighteen (18) months following Employee’s start date, Employee shall receive a severance payment, paid within sixty (60) days following termination of employment, subject to Employee’s execution and non-revocation of a general release of claims within such sixty (60) day period, equal to the sum of (i) twelve months of Employee’s base salary; (ii) one times the Annual Bonus for the year of termination, plus any Annual Bonus earned but not yet paid for the year prior to termination; and (iii) a lump sum equal to the cost of COBRA insurance premiums for family health coverage for eighteen months.
•Employee shall not be entitled to severance in any form for a termination without Cause or for Good Reason that occurs after the date that is eighteen (18) months following Employee’s start date.
•“Cause” shall mean the occurrence of any of the following events or conditions: (i) willful misconduct by Employee in performance of his duties to the Company; (ii) willful commission by Employee of any act of fraud or embezzlement with respect to the Company; (iii) Employee’s indictment for or commission of a felony or a crime involving moral turpitude; or (iv) willful failure by Employee to comply with lawful directives of the Board. No act or failure to act by Employee shall be considered “willful” unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, by Employee based upon express direction from the Board shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.
•The Company shall not have Cause to terminate Employee’s employment unless (i) the Board reasonably determines in good faith that a “Cause” condition under such clauses has occurred; (ii) the Board notifies Employee in writing of the occurrence of the Cause condition within sixty (60) days of the Board’s first becoming aware of such occurrence; (iii) Employee fails to cure any such Cause condition, to the extent curable, within fifteen (15) days of such notice (the “Cause Cure Period”); (iv) notwithstanding such efforts, the Cause condition continues to exist; and (v) the Board terminates Employee’s employment within sixty (60) days after the end of the Cause Cure Period. If Employee cures the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred.
•“Good Reason” shall mean the occurrence of any of the following events or conditions: (i) a reduction in Employee’s Base Salary or Annual Bonus target; (ii) a material diminution of Employee’s duties, responsibilities, powers or authorities, including, without limitation, the material assignment of duties and responsibilities materially inconsistent with Employee’s positions as Chief Financial Officer of the Company; (iii) a breach by the Company of this offer letter or any other written agreement between Employee and the Company or any of its affiliates, including without limitation any equity-based award agreement; or (iv) a relocation of Employee’s principal place of business by more than 35 miles. For purposes of this Agreement, Employee shall not have Good Reason for termination unless (i) Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of Employee’s first becoming aware of such occurrence; (iii) Employee cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Good Reason Cure Period”), to cure the condition, to the extent curable; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Employee terminates his employment within sixty (60) days after the end of the Good Reason Cure Period. If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

Business and Legal Expenses:	•The Company shall reimburse all reasonable out-of-pocket business-related expenses in accordance with the Company’s expense reimbursement policy in effect from time to time.
Section 409A
•The offer letter and this Exhibit A (the “Agreement”) are intended to comply with or be exempt from the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made pursuant to the Agreement upon the termination of employment that constitute a “deferral of compensation” within the meaning of Section 409A of the Code may only be made upon a “separation from service” under Section 409A of the Code, each payment made pursuant to the Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and Employee is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any tax, interest or penalties being payable under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee), until the first payroll date that occurs after the date that is six (6) months following Employee’s “separation of service” with the Company (within the meaning of such term under Code Section 409A) and any such postponed payments or benefits will be paid in a lump sum to Employee on such date. If Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

Exhibit B – PSU Vesting Schedule and Settlement Tiers

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit C – Permitted Outside Business Activities

Omitted pursuant to Item 601(a)(5) of Regulation S-K.